N E W S   R E L E A S E
                              -----------------------

                            Dixon Ticonderoga Company
       195 International Parkway Heathrow, Florida 32746 (407) 829-9000

February 11, 2004                         Contact:
                                          Gino N. Pala (407) 829-9000
FOR IMMEDIATE RELEASE




               DIXON TICONDEROGA ANNOUNCES FIRST QUARTER RESULTS;
               --------------------------------------------------

             EXTENDS EXCLUSIVITY AGREEMENT WITH JARDEN CORPORATION
             -----------------------------------------------------

HEATHROW, Fla. ---- Dixon Ticonderoga Company (AMEX:DXT) today announced a net loss of ($879,621) or (.27) per basic and diluted share for the fiscal quarter ended December 31, 2003, compared with a net loss of ($932,530) or ($0.29) per basic and diluted share in the prior year quarter. The prior year quarter includes the effects of debt refinancing and restructuring costs totaling $699,212 and other income of $440,820. First quarter revenue was $15,478,620 compared with $15,869,790 in the prior year. Weighted average shares outstanding during the quarter were 3,202,142 compared with 3,192,832 a year ago.
     Commenting on the first quarter results, Chairman and Co-Chief Executive Officer Gino N. Pala said, "We are pleased to report that our U.S. Consumer Group's performance again showed strong improvement as its operating income increased in excess of $600,000 in the first quarter of fiscal 2004, reflecting the benefits of our recent plant consolidation and cost reduction initiatives. Unfortunately, this improvement was offset by lower foreign operating results, where economic and currency effects were unfavorable during the period. Despite the slow start, we expect the foreign operations to improve over the remainder of the fiscal year. Historically, we incur losses in the first half of our fiscal year due to the seasonal nature of our consumer business. However, we are encouraged by this trend of significant improvement in the U.S. and are hopeful this will continue during the balance of our fiscal year as we continue to realize enhanced profitability from our efforts over the past several years."
     The Company also announced today that it and Jarden Corporation (NYSE:JAH) have signed an extension to the exclusivity agreement they signed on January 9, 2004. The extension will allow Jarden until 5:00 p.m. on February 29, 2004, subject to earlier termination under certain circumstances, to complete its due diligence evaluation of a potential transaction among Jarden and Dixon in which Jarden or its affiliate may acquire all of the outstanding shares of Dixon's common stock or assets of the Company, and to continue to negotiate the terms of related definitive documentation.
     Dixon Ticonderoga Company, with operations dating back to 1795, is one of the oldest publicly-held companies in the U.S. Its consumer group manufactures and markets a wide range of writing instruments, art materials and office supplies, including the Ticonderoga(R), Prang(R) and Dixon(R) brands. Headquartered in Heathrow, Florida, Dixon Ticonderoga employs approximately 1,600 people at 8 facilities in the U.S., Canada, Mexico, the U.K. and China. The company has been listed on the American Stock Exchange since 1988 under the symbol DXT.

                           Forward-Looking Statements
                           --------------------------

Any "forward-looking" statements in this press release (including, among others, management's belief that its operating performance will improve during the remainder of the fiscal year and whether or not a transaction with Jarden Corporation will be consummated) involve known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Such risks include (but are not limited to) difficulties encountered with the Company's plant consolidation and cost reduction programs; manufacturing inefficiencies; increased competition; reduced revenues; U.S. and foreign economic factors; interest rate fluctuation risk; foreign currency exchange risk; and the risk that negotiations with Jarden Corporation will be terminated before the execution of definitive agreements, among others.

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                             #      #      #      #



                            DIXON TICONDEROGA COMPANY
                            -------------------------

                         - - - EARNINGS HIGHLIGHTS - - -
                         --------------------------------


                                                   Three Months Ended
                                                      December 31,
                                                2003                2002
                                                ----                ----

Revenues                                      $15,478,620      $15,869,790
                                              ============     ============

Operating Loss                                $  (295,432)     $(1,014,914)

Other Income                                         --            440,820

Interest Expense                                 (774,088)        (804,227)

Income Tax Benefit                                180,739          436,553

Minority Interest                                   9,160            9,238
                                              ------------     ------------

Loss From Continuing Operations               $  (879,621)     $  (932,530)
                                              ============     ============

Net Loss                                      $     (0.27)     $     (0.29)
                                              ============     ============

Weighted Average Shares (Basic and Diluted)     3,202,149        3,192,832
                                              ============     ============